Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Imperva, Inc. 2011 Stock Option and Incentive Plan and the Imperva, Inc. 2011 Employee Stock Purchase Plan of our reports dated March 2, 2015, with respect to the consolidated financial statements of Imperva, Inc., and the effectiveness of internal control over financial reporting of Imperva, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

March 2, 2015